UNITED STATES

                      Securities and Exchange Commission

                            Washington, D.C. 20549



                                   FORM N-8A



                         NOTIFICATION OF REGISTRATION

                     FILED PURSUANT TO SECTION 8(a)OF THE

                        INVESTMENT COMPANY ACT OF 1940





          The  undersigned  investment  company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of  Section  8(a) of the Investment Company Act of 1940 and in connection with such notification of registration, submits the following information:





Name:                                       Berkshire Capital Investment Trust



Address of Principal Business Office        475 Milan Drive, #103

(No. & Street, City, State, Zip Code):      San Jose, CA 95134-2453



Telephone Number (including area code):     (408) 526-0707



Name and address of agent for               The Corporation Trust Company

service of process:                         1209 Orange Street

                                            Wilmington, DE 19801





Check Appropriate Box:



Registrant  is filing a Registration Statement pursuant to Section 8(b) of the

Investment  Company  Act  of  1940  concurrently with the filing of Form N-8A:



                               /x/ Yes    / / No





Pursuant  to  the  requirements  of  the  Investment  Company Act of 1940, the registrant  has  caused this notification of registration to be duly signed on its behalf in the Township of San Jose and state of California on the 21st day of January 1997.





                              BERKSHIRE CAPITAL INVESTMENT TRUST



                              By:  /s/ Malcolm R. Fobes III

                                _________________________________

                                Malcolm R. Fobes III, President







Attest:     /s/ Ronald G. Seger

         _____________________________

         Ronald G. Seger, Secretary